As filed with the Securities and Exchange Commission on November     , 2004

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REMOTE KNOWLEDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-1664837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16360 Park Ten Place Suite 200
Houston, Texas	77084
(Address of Principal Executive Offices)	(Zip Code)

2002 Stock Option Plan (as amended) and 2003 Incentive Stock Option Plan

(Full title of the plan)

D. Henry Houston

16360 Park Ten Place, Suite 200

Houston, Texas 77084

(Name and address of agent for service)

(281) 599-4800

(Telephone number, including area code, of agent for service)

Copy to:

Roger V. Davidson, Esq.

Ballard Spahr Andrews & Ingersoll, LLP

1225 17th Street, Suite 2300

Denver, Colorado 80202-5596

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, no par value	11,000,000	$.86	$9,460,000	$1,198.59
TOTALS	11,000,000	$.86	$9,460,000	$1,198.59

(1)	The number of shares of Common Stock represents the maximum number of shares available for issuance under the Remote Knowledge, Inc. 2002 Stock Option Plan and the 2003 Incentive Stock Option Plans. This registration statement also covers an indeterminate number of additional shares of Common Stock as may be issuable under the Stock Option Plan by reason of adjustments in the number of shares covered thereby as described in the Stock Option Plan and prospectus relating to the Stock Option Plan.
(2)	The offering price and the registration fee for the securities offered pursuant to this registration statement were calculated in accordance with Rule 457(h).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants of the Stock Option Plan of Remote Knowledge, Inc. (the “Registrant”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated herein by reference to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are deemed to be incorporated by reference in this registration statement and to be a part hereof.

1. The Registrant’s annual report on form 10-KSB for the year ended December 31, 2003.

2. The Registrant’s quarterly report on Form 10-QSB for the quarter ended September 30, 2004.

3. The Registrant’s report on Form 8-K for event dated September 1, 2004.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

We are authorized by our Articles of Incorporation to issue 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. As of September 30, 2004, there were 6,471,615 shares of common stock currently outstanding.

Common Stock

Holders of our common stock are entitled to case one vote for each share held. A majority of shares outstanding and entitled to vote constitutes a quorum and shareholder actions are decided by the vote of a majority of shares represented in person or by proxy at any annual or special meeting of shareholders, unless a greater vote is required by law. A written consent describing the action to be taken and signed by one or more holders of shares having at least the minimum number of votes that would be necessary to take such action at a shareholders meeting also constitutes the action of the shareholders. Holders of common stock are not entitled to cumulative voting in the election of directors.

No holder of common stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any of our securities convertible into shares of our stock. No holder of common stock has conversion or redemption rights.

Subject to the rights of holders of any outstanding shares of preferred stock, holders of shares of common stock are entitled to share equally in dividends paid from the funds legally available for the payment thereof, when, as and if declared by our board of directors. Subject to the rights of holders of any outstanding shares of preferred stock, holders of common stock are also entitled to share ratably in the assets available for distribution to holders of common stock upon our liquidation or dissolution, whether voluntary or involuntary.

Item 5. Interests of Named Experts and Counsel.

Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the common stock offered by this prospectus. Roger Davidson, a partner in the Denver office of Ballard Spahr Andrews & Ingersoll, LLP, owns 10 shares of our Series A Preferred Stock and the related stock purchase warrants.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation eliminate the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. The Registrant’s Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Delaware law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

Item 7. Exemption From Registration Claimed.

Inapplicable.

Item 8. Exhibits.

4.1	2002 Stock Option Plan (as amended in 2004).

4.2	2003 Incentive Stock Option Plan (as amended in 2004).

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the Common Stock offered hereby.

23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 to this registration statement).

23.2	Consent of Hein & Associates LLP, independent certified public accountants.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 24th day of November, 2004.

REMOTE KNOWLEDGE, INC.

By:	/s/ Randy S. Bayne
Randy S. Bayne, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randy S. Bayne	President	November 24, 2004
Randy S. Bayne	Chief Executive Officer

/s/ Richard C. Webb	Director	November 24, 2004
Richard C. Webb

/s/ D. Henry Houston	Director	November 24, 2004
D. Henry Houston	Chief Financial Officer

/s/ Dan Granader	Director	November 24, 2004
Dan Granader

	Director	November 23, 2004
Steven Phelps

	Director	November 23, 2004
Craig Johnson

/s/ William H. Moody	Director	November 24, 2004
William H. Moody

EXHIBIT INDEX

Exhibit No.
4.1	2002 Stock Option Plan as amended 2004.

4.2	2003 Incentive Stock Option Plan

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the Common Stock offered hereby.

23.1	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1 to this registration statement).

23.2	Consent of Hein & Associates LLP, independent certified public accountants.